Exhibit 99.2

CLEAR CHANNEL INTERNATIONAL B.V.

CONSOLIDATED FINANCIAL STATEMENTS

Three months ended March 31, 2016 and 2015

FINANCIAL INFORMATION

FINANCIAL STATEMENTS

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)	March 31, 2016 (unaudited)	December 31, 2015
CURRENT ASSETS
Cash and cash equivalents	$45,775	$47,869
Accounts receivable, net of allowance of $13,411 in 2016 and $12,623 in 2015	301,359	344,060
Prepaid expenses	56,101	46,905
Other current assets	30,759	28,688

Total Current Assets	433,994	467,522
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net	353,497	343,131
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	37,588	40,818
Goodwill	233,727	223,893
OTHER ASSETS
Related party notes receivable	227,955	229,734
Other assets	53,808	42,242

Total Assets	$1,340,569	$1,347,340

CURRENT LIABILITIES
Accounts payable	$74,531	$84,155
Accrued expenses	267,407	283,231
Deferred income	64,358	47,521
Current portion of long-term debt	2,220	2,077

Total Current Liabilities	408,516	416,984
Long-term debt	222,099	221,960
Related party subordinated notes payable	1,049,685	986,089
Other long-term liabilities	106,887	102,997

Commitments and contingencies (Note 5)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	35,094	32,332
Parent Company’s net investment	(820,107)	(753,062)
Accumulated other comprehensive income	338,395	340,040

Total Shareholder’s Deficit	(446,618)	(380,690)

Total Liabilities and Shareholder’s Deficit	$1,340,569	$1,347,340

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2016	2015
Revenue	$261,108	$273,914
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	181,226	192,385
Selling, general and administrative expenses (excludes depreciation and amortization)	65,366	65,811
Corporate expenses (excludes depreciation and amortization)	5,382	7,845
Depreciation and amortization	23,929	29,280
Other operating income, net	228	768

Operating loss	(14,567)	(20,639)
Interest expense, net	9,638	17,171
Equity in loss of nonconsolidated affiliates	(777)	(33)
Other income (expense), net	(2,952)	1,225

Net loss before income taxes	(27,934)	(36,618)
Income tax expense	3,466	1,467

Consolidated net loss	(31,400)	(38,085)
Less amount attributable to noncontrolling interest	1,417	853

Net loss attributable to the Company	$(32,817)	$(38,938)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	1,639	129,871
Unrealized holding gain (loss) on marketable securities	(5)	6

Other comprehensive income, net of tax	1,634	129,877

Comprehensive income (loss)	(31,183)	90,939
Less amount attributable to noncontrolling interest	1,345	(2,404)

Comprehensive income (loss) attributable to the Company	$(32,528)	$93,343

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Consolidated net loss	$(31,400)	(38,085)
Reconciling items:
Depreciation and amortization	23,929	29,280
Deferred taxes	687	(1,138)
Provision for doubtful accounts	459	1,743
Share-based compensation	1,354	440
Gain on sale of operating assets	(228)	(768)
Equity in earnings of nonconsolidated affiliates	777	33
Noncash capitalized interest expense	8,796	—
Other reconciling items, net	2,928	(1,403)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	50,634	17,685
Decrease in accrued expenses	(24,120)	(20,507)
Increase (decrease) in accounts payable	(11,410)	2,346
Increase in deferred income	14,268	23,867
Changes in other operating assets and liabilities	(19,667)	(7,101)

Net cash provided by operating activities	17,007	6,392

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,098)	(8,222)
Proceeds from disposal of assets	642	372
(Increase) decrease in related party notes receivable, net	1,779	(887)
Other, net	(997)	(3,016)

Net cash used for investing activities	(17,674)	(11,753)

Cash flows from financing activities:
Payments on long-term debt	(502)	(480)
Net transfers (to) from related parties	(2,062)	18,708
Decrease in related party notes payable	(549)	(756)
Dividends and other payments to noncontrolling interests	—	(2,343)
Other, net	(120)	—

Net cash (used in) provided by financing activities	(3,233)	15,129
Effect of exchange rate changes on cash	1,806	(3,700)

Net increase (decrease) in cash and cash equivalents	(2,094)	6,068
Cash and cash equivalents at beginning of period	47,869	43,938

Cash and cash equivalents at end of period	$45,775	$50,006

Cash paid for interest	—	—
Cash paid for income taxes	4,429	6,158

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(UNAUDITED)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2015	$(1,117,047)	$36,986	$(1,080,061)
Consolidated net loss	(38,938)	853	(38,085)
Foreign currency translation adjustments	132,275	(2,404)	129,871
Unrealized holding gain on marketable securities	6	—	6
Dividends and other payments to noncontrolling interests	—	(2,343)	(2,343)
Net transfers from related parties	18,708	—	18,708
Capitalization of interest on related party subordinated notes payable	(300,550)	—	(300,550)
Other, net	440	—	440

Balance, March 31, 2015	$(1,305,106)	$33,092	$(1,272,014)

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2016	$(413,022)	$32,332	$(380,690)
Consolidated net loss	(32,817)	1,417	(31,400)
Foreign currency translation adjustments	294	1,345	1,639
Unrealized holding loss on marketable securities	(5)	—	(5)
Net transfers to related parties	(2,062)	—	(2,062)
Capitalization of interest on related party subordinated notes payable	(35,454)	—	(35,454)
Other, net	1,354	—	1,354

Balance, March 31, 2016	$(481,712)	$35,094	$(446,618)

See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 22 countries in Europe, Asia, Australia and New Zealand and provides advertising on street furniture and transit displays, billboards, mall displays, Smartbike programs, wallscapes and other displays, which are owned or operated under lease agreements. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe, Australia and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.

History

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with CCOH, CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.

Basis of Presentation

These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Australia, Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, New Zealand, Norway, Poland, Singapore, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.

The Company utilizes the services of CCOH and CCI for certain functions, such as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 6, Related Party Transactions to the consolidated financial statements.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV net of cash transfers related to cash management functions performed by CCOH.

NOTE 2 – NEW ACCOUNTING PRONOUNCEMENTS

During the first quarter of 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis. This new standard eliminates the deferral of FAS 167, which has allowed entities with interest in certain investment funds to follow the previous consolidation guidance in FIN 46(R) and makes other changes to both the variable interest model and the voting model. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the second quarter of 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This update simplifies the presentation of debt issuance costs as a deduction from the carrying value of the outstanding debt balance rather than showing the debt issuance costs as an asset. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2015. The adoption of this guidance resulted in the reclassification of debt issuance costs of $8.3 million and $8.5 million as of March 31, 2016 and December 31, 2015, respectively, which are now reflected as “Long-term debt fees” in Note 4.

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

During the third quarter of 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The standard is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at March 31, 2016 and December 31, 2015, respectively:

	March 31,	December 31,
(In thousands)	2016	2015
Land, buildings and improvements	$52,381	$50,863
Structures	619,835	616,991
Furniture and other equipment	92,489	90,910
Construction in progress	38,601	33,090

	803,306	791,854
Less: accumulated depreciation	449,809	448,723

Property, plant and equipment, net	$353,497	$343,131

Total depreciation expense related to property, plant and equipment for the three months ended March 31, 2016 and 2015 was $20.3 million and $22.3 million, respectively.

Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at March 31, 2016 and December 31, 2015, respectively:

	March 31, 2016		December 31, 2015
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$274,490	$(237,708)	$276,384	$(240,844)
Other	1,461	(655)	6,180	(902)

Total	$275,951	$(238,363)	$282,564	$(241,746)

Total amortization expense related to definite-lived intangible assets for the three months ended March 31, 2016 and 2015 was $3.6 million and $7.0 million, respectively.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years and thereafter for definite-lived intangible assets.

(In thousands)
2016	$10,715
2017	7,520
2018	3,771
2019	2,075
2020	1,734
2021	1,733
Thereafter	10,040

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Goodwill

The following table presents the changes in the carrying amount of goodwill. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the Merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the Merger and, therefore, do not include any pre-Merger impairment.

(In thousands)
Balance as of December 31, 2014	$232,539
Additions	10,998
Foreign currency	(19,644)

Balance as of December 31, 2015	$223,893
Foreign currency	9,834

Balance as of March 31, 2016	$233,727

The beginning balance as of December 31, 2014 is net of cumulative impairments of $229.3 million.

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of March 31, 2016 and December 31, 2015 consisted of the following:

(In thousands)	March 31,	December 31,
	2016	2015
Clear Channel International B.V. Senior Notes	$225,000	$225,000
Other debt	9,764	9,794
Original issue discount	(2,119)	(2,208)
Long-term debt fees	(8,326)	(8,549)

Total debt	$224,319	$224,037
Less: current portion	2,220	2,077

Total long-term debt	$222,099	$221,960

On December 16, 2015, the Company issued $225.0 million in aggregate principal amount of Senior Notes due 2020 (the “Senior Notes”). The Senior Notes were issued at a discount and were priced at 99.012% of par, or $2.2 million total discount. As described in Note 2, the Company adopted new accounting guidance during the first quarter of 2016, which resulted in the reclassification of debt issuance costs of $8.3 million and $8.5 million as a deduction from the carrying value of outstanding debt at March 31, 2016 and December 31, 2015, respectively

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $229.5 million at March 31, 2016. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 2.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 5 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Proceedings

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.

On April 21, 2015, inspections were conducted at the premises of Clear Channel in Denmark and Sweden as part of an investigation by Danish competition authorities. Additionally, on the same day Clear Channel UK received a communication from the UK competition authorities, also in connection with the investigation by Danish competition authorities. The Company and its affiliates are cooperating with the national competition authorities.

Guarantees

As of March 31, 2016, the Company had outstanding bank guarantees of $53.5 million, of which $16.1 million were backed by cash collateral. Additionally, as of March 31, 2016, Parent Company had outstanding commercial standby letters of credit of $14.7 million held on behalf of the Company and its subsidiaries.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.

Related Party Subordinated Notes Payable

Related party subordinated notes payable totaled $1.0 billion and $1.0 billion at March 31, 2016 and December 31, 2015, respectively, consisted of:

The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at varying rates from 3.40% to 3.53% plus one to three-month EUR, GBP or USD LIBOR, with exception to the Other Related Party Notes Payable outstanding as of March 31, 2016, which bear interest at a fixed rate of 0.32%.

	March 31,	December 31,
(In thousands)	2016	2015
Notes due to Clear Channel C.V.	$1,048,405	$984,826
Other Related Party Notes Payable	1,280	1,263

Total Related Party Notes Payable	$1,049,685	$986,089

During the first quarter of 2016, the Company capitalized $44.3 million in interest payable, which had been accrued in relation to related party subordinated notes payable. Of the amount capitalized, $8.8 million related to interest accrued during the three months ended March 31, 2016.

Related Party Notes Receivable

The Company, as lender, had two outstanding notes receivable balances with two related parties, CCO International Holdings B.V. and Clear Channel C.V., at March 31, 2016. The balances are unsecured and repayable on demand. The notes bear interest at fixed rates of 0.28% and 8.75%, respectively.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The balances outstanding at March 31, 2016 and December 31, 2015 on these Related Party Notes Receivable are as follows:

(In thousands)	March 31, 2016	December 31, 2015
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	5,178	6,957

Total Related Party Notes Receivable	$227,955	$229,734

Cash Management Arrangement

iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis. Excess cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel CV. See “Related Party Notes Payable” above.

Management Services

iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2016 and 2015, the Company recorded $1.1 million and $1.2 million, respectively, for these services, which is included in Corporate expenses in the Statement of Comprehensive Income.

Royalty Fee

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of CCOH, the Company is charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the three months ended March 31, 2016 and 2015, the Company was charged a royalty fee of $3.7 million and $4.2 million, respectively, in relation to this agreement, which is included in Selling, general and administrative expenses in the Statement of Comprehensive Income.

Stewardship Fee

As described in Note 1, the Company is a business of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the three months ended March 31, 2016 and 2015 were $5.5 million and $4.0 million, respectively, which are included as a reduction in Corporate expenses in the Statement of Comprehensive Income.

Tax Services Agreement

Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 7 – INCOME TAXES

Significant components of the provision for income tax expense are as follows:

(In thousands)	Three Months Ended March 31,
	2016	2015
Current tax expense	$2,779	$2,605
Deferred tax expense / (benefit)	687	(1,138)

Income tax expense	$3,466	$1,467

The effective tax rate for the three months ended March 31, 2016 and March 31, 2015 was (12.4%) and (4.0%), respectively. The effective rate was primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the various jurisdictions in which the Company operates.

NOTE 8 — POSTRETIREMENT BENEFIT PLANS

Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.

Defined Benefit Pension Plan Financial Information

The table below presents the components of net periodic cost recognized in the consolidated statement of comprehensive income:

(In thousands)	Three Months Ended March 31,
	2016	2015
Service cost	$861	$1,216
Interest cost	1,107	1,328
Expected returns on plan assets	(1,698)	(1,796)
Employee contributions	(7)	—
Amortization of acruarial gains	430	113
Amortization of prior service costs	(46)	4

Total net periodic cost	$647	$865

Plan Contributions

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $0.5 million and $0.6 million in cash to defined benefit pension plans during the three months ended March 31, 2016 and 2015, respectively.

Defined Contribution Retirement Plans

The Company’s employees participate in retirement plans administered as a service by third-party administrators. Contributions to these plans of $3.9 million and $4.1 million for the three months ended March 31, 2016 and 2015, respectively, were recorded as a component of operating expenses.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

NOTE 9 — OTHER INFORMATION

Barter and Trade

Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues were $0.7 million and $2.7 million for the three months ended March 31, 2016 and 2015, respectively. Barter and trade expenses were $0.8 million and $0.7 million for the three months ended March 31, 2016 and 2015, respectively.

The following table discloses the components of “Other assets” at:

	March 31,	December 31,
(In thousands)	2016	2015
Prepaid expenses	$9,518	$9,196
Deposits	11,567	11,307
Investments	4,439	4,367
Deferred income taxes	12,962	13,097
Other	15,322	4,275

Total other assets	$53,808	$42,242

The following table discloses the components of “Accrued expenses” at:

	March 31,	December 31,
(In thousands)	2016	2015
Accrued employee compensation and benefits	$79,583	$77,743
Accrued rent and lease	85,910	100,641
Accrued taxes	19,097	21,409
Accrued other	82,817	83,438

Total accrued expenses	$267,407	$283,231

The following table discloses the components of “Other long-term liabilities” at:

	March 31,	December 31,
(In thousands)	2016	2015
Unrecognized tax benefits	$15,775	$15,035
Asset retirement obligation	24,282	23,565
Postretirement benefit obligation (Note 8)	49,625	45,933
Other	17,205	18,464

Total other long-term liabilities	$106,887	$102,997

NOTE 10 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the three months ended March 31, 2016 through May 4, 2016, the date the financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent and Parent’s relationship with iHeartCommunications including a Master Agreement, Management Services Agreement, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of May 4, 2016, no notice of termination of any of these agreements has been received from iHeartCommunications.

Under the Management Services Agreement, iHeartCommunications provides management services to Parent and its subsidiaries, including us. These services are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended March 31, 2016 and 2015, we recorded approximately $1.1 million and $1.2 million, respectively, as a component of corporate expenses for these services.

Other Related Party Agreements

As part of a license agreement between Outdoor Management Services, Inc., an indirect wholly-owned subsidiary of Parent, we are charged a royalty fee to license intellectual property, copyrights, trademarks and other intangible assets, which are held by iHM Identity, Inc., a direct wholly-owned subsidiary of iHeartCommunications. For the three months ended March 31, 2016 and 2015, we were charged royalty fees of $3.7 million and $4.2 million, respectively, in relation to this agreement, which is included in selling, general and administrative expenses.

We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent. Such costs are charged back to Parent on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the three months ended March 31, 2016 and 2015 were $5.5 million and $4.0, respectively, which are included as a reduction in corporate expenses.

Consolidated Results of Operations

The comparison of our results of operations for the three months ended March 31, 2016 and 2015 is as follows:

(U.S. dollars in thousands)	Three Months Ended March 31,		% Change
	2016	2015
Revenue	$261,108	$273,914	(4.7%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	181,226	192,385	(5.8%)
Selling, general and administrative expenses (excludes depreciation and amortization)	65,366	65,811	(0.7%)
Corporate expenses (excludes depreciation and amortization)	5,382	7,845	(31.4%)
Depreciation and amortization	23,929	29,280	(18.3%)
Other operating income, net	228	768	(70.3%)

Operating loss	(14,567)	(20,639)	(29.4%)
Interest expense, net	9,638	17,171
Equity in loss of nonconsolidated affiliates	(777)	(33)
Other income (expense), net	(2,952)	1,225

Loss before income taxes	(27,934)	(36,618)
Income tax expense	3,466	1,467

Consolidated net loss	(31,400)	(38,085)
Less amount attributable to noncontrolling interest	1,417	853

Net loss attributable to the Company	$(32,817)	$(38,938)

Consolidated Revenue

Revenue decreased $12.8 million compared to the same period of 2015. Excluding the $10.0 million impact from movements in foreign exchange rates, revenues decreased $2.8 million compared to the same period of 2015 primarily driven by lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed, and decreases in Switzerland, partially offset by revenue growth from new digital assets in Australia and new contracts and higher occupancy across several European countries, including France and Belgium.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $11.2 million compared to the same period of 2015. Excluding the $7.7 million impact from movements in foreign exchange rates, direct operating expenses decreased $3.5 million compared to the same period of 2015 primarily as a result of lower rent expense due to lower revenue in the United Kingdom, partially offset by higher variable site lease and maintenance expenses in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased $0.4 million compared to the same period of 2015. Excluding the $2.0 million impact from movements in foreign exchange rates, SG&A expenses increased $1.6 million compared to the same period of 2015 primarily due to increased expenses in the United Kingdom.

Corporate Expenses

Corporate expenses decreased $2.5 million compared to the same period of 2015. Excluding the $0.4 million impact from movements in foreign exchange rates, corporate expenses decreased $2.1 million compared to the same period of 2015 primarily due to cost savings resulting from our strategic revenue and efficiency initiatives, as well as lower spending on such initiatives, partially offset by the impact of higher variable compensation expense.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $1.0 million and $2.9 million incurred in connection with our strategic revenue and efficiency initiatives during 2016 and 2015, respectively. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs, during 2016, $0.4 million are reported within direct operating expenses, $0.5 million are reported within SG&A and $0.1 million are reported within corporate expense compared to $0.1 million, $0.6 million and $2.2 million, respectively, in 2015.

Depreciation and Amortization

Depreciation and amortization decreased $5.4 million during 2016 compared to 2015 primarily due to the $1.1 million impact of movements in foreign exchange rates and assets becoming fully depreciated or amortized.

Other Operating Income, Net

Other operating income, net of $0.2 million in 2016 and $0.8 million in 2015 primarily related to the net gains recognized from the disposal of operating and fixed assets.

Interest Expense, Net

Interest expense, net decreased $7.5 million in 2016 compared to 2015 primarily due to lower average outstanding balances on related party notes payable.

Equity in Earnings (Loss) of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $0.8 million for 2016 included the loss from our equity investments.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for the three months ended March 31, 2016, and March 31, 2015 were (12.4%) and (4.0%), respectively. The effective rates were primarily impacted by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions. In addition, the effective tax rates were impacted by the timing and mix of earnings in the various jurisdictions in which we operate.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights our cash flow activities during the three months ended March 31, 2016 and 2015:

(U.S. dollars in thousands)	Three Months Ended March 31,
	2016	2015
Cash provided by (used for):
Operating activities	$17,007	$6,392
Investing activities	(17,674)	(11,753)
Financing activities	(3,233)	15,129

Operating Activities

Cash provided by operating activities in 2016 was $17.0 million compared to $6.4 million in 2015. Our consolidated net loss included $38.7 million of non-cash items in 2016. Our consolidated net loss in 2015 included $28.2 million of non-cash items. Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, loss on marketable securities, gain on disposal of operating assets, loss on equity method investees and other reconciling items, net as presented on the face of the consolidated statement of cash flows.

Investing Activities

Cash used for investing activities of $17.7 million in 2016 primarily reflected capital expenditures of $19.1 million related to purchases of billboard and street furniture advertising structures.

Cash used for investing activities of $11.8 million in the first three months of 2015 primarily reflected capital expenditures of $8.2 million primarily related to street furniture advertising and digital billboard structures.

Financing Activities

Cash used for financing activities of $3.2 million in 2016 primarily reflected the net transfers to related parties of $2.1 million,.

Cash provided by financing activities of $15.1 million in the first three months of 2015 primarily reflected net transfers from related parties of $18.7 million, partially offset by dividends paid to noncontrolling interests of $2.3 million.

Cash Paid for Interest on Related Party Subordinated Notes Payable and Long-term Debt

During the three months ended March 31, 2016 and 2015, we made no cash interest payments in relation to interest incurred on related party subordinated notes payable or long-term debt.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At March 31, 2016, we had $45.8 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us. Our policy is to permanently reinvest the earnings of our subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries were needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds.

Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

We were in compliance with the covenants contained in our financing agreements as of March 31, 2016.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Cash Management Arrangement

iHeartCommunications provides cash management services to us and Parent. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued function of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to us and iHeart Communications, and not on a predetermined basis. Excess cash from our operations which is distributed to iHeartCommunications is applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent Company, including Clear Channel C.V.

Senior Notes

As of March 31, 2016, we had $225.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.

The Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2016. The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.

We may redeem the Senior Notes at our option, in whole or part, at any time prior to December 15, 2017, at a price equal to 100% of the principal amount of the notes redeemed, plus a make-whole premium, plus accrued and unpaid interest to the redemption date. We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. At any time on or before December 15, 2017, we may elect to redeem up to 40% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.

Related Party Notes Payable

As of March 31, 2016 and December 31, 2015, we had related party notes payable balances outstanding of $1.0 billion and $1.0 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at 0.3%—3.53% plus three-month EUR, GBP or USD LIBOR. In December 2015, we entered into an agreement with Clear Channel C.V., whereby we were discharged from our obligations under several related party subordinated notes payable with an aggregate principal amount of $909.5 million (including accrued interest of $29.6 million).

Subsidiary Credit Facilities

Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of March 31, 2016, there was $0.0 million outstanding under these facilities and there were approximately $4.8 million available for borrowings.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See “Business—Legal Proceedings”.

SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in several countries in Europe and in Australia, New Zealand and Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have increased our net loss for the three months ended March 31, 2016 by $3.1 million. A 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three months ended March 31, 2016 would have decreased our net loss by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA

Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries for the three months ended March 31, 2016 and 2015 and at March 31, 2016 and December 31, 2015. The selected historical financial data for the three months ended March 31, 2016 and 2015 and at March 31, 2016 and December 31, 2015 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.

You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Three Months Ended March 31, 2016
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$100.9	$125.3	$34.9	$—	$261.1
Operating expenses	0.1	93.6	129.3	29.0	—	252.0
Depreciation and amortization	—	8.2	12.4	3.3	—	23.9
Other operating (expense) income	—	(0.1)	0.3	—	—	0.2

Operating income (loss)	$(0.1)	$(1.0)	$(16.1)	$2.6	$—	$(14.6)

Other Financial Data:
Capital expenditures	$—	$8.2	$4.8	$6.1	$—	$19.1

Balance Sheet Data (at end of period):
Cash and cash equivalents	$1.3	$20.5	$11.0	$13.0	$—	$45.8
Current assets	1.3	142.7	227.0	63.0	—	434.0
Property, plant and equipment, net	—	116.5	181.9	55.1	—	353.5
Intercompany assets	(216.5)	410.8	197.1	48.2	(439.6)	—
Total assets	(215.2)	1,047.2	741.9	206.3	(439.6)	1,340.6
Current liabilities	5.8	147.5	216.1	39.1	—	408.5
Long-term debt, net of current maturities	214.6	—	—	7.5	—	222.1
Related party subordinated notes payable	—	1,049.7	—	—	—	1,049.7

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Three Months Ended March 31, 2015
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
Results of Operations Data:
Revenue	$—	$114.0	$127.2	$32.7	$—	$273.9
Operating expenses	—	105.1	132.2	28.7	—	266.0
Depreciation and amortization	—	10.3	16.2	2.8	—	29.3
Other operating (expense) income	—	0.4	0.4	—	—	0.8

Operating income (loss)	$—	$(1.0)	$(20.8)	$1.2	$—	$(20.6)

Other Financial Data:
Capital expenditures	$—	$2.9	$4.9	$0.4	$—	$8.2

Balance Sheet Data (at December 31, 2015):
Cash and cash equivalents	$2.0	$19.2	$15.4	$11.3	$—	$47.9
Current assets	1.9	174.9	232.2	58.5	—	467.5
Property, plant and equipment, net	—	113.7	179.9	49.5	—	343.1
Intercompany assets	(157.2)	402.2	190.5	45.4	(480.9)	—
Total assets	(155.2)	1,067.8	727.6	188.0	(480.9)	1,347.3
Current liabilities	0.9	173.0	215.0	28.1	—	417.0
Long-term debt, net of current maturities	222.0	—	—	—	—	222.0
Related party subordinated notes payable	—	986.1	—	—	—	986.1

(1)	Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries.

FORWARD LOOKING STATEMENTS

This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the capital markets;

•	industry conditions, including competition;

•	legislative or regulatory requirements;

•	restrictions on outdoor advertising of certain products;

•	our dependence on Clear Channel Outdoor Holdings, Inc.’s management team and key individuals;

•	regulations and consumer concerns regarding privacy and data protection;

•	the possibility of a breach of our security measures;

•	environmental, health, safety and land use legislation and regulations;

•	risks of doing business in multiple jurisdictions;

•	fluctuations in exchange rates and currency values;

•	our ability to obtain or retain key concessions and contracts;

•	risks associated with many factors, including technological, general economic and political conditions in the countries in which we currently do business;

•	the risk that we may not be able to integrate the operations of acquired businesses successfully;

•	the restrictions imposed by the financing agreements of iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.; and

•	the restrictions imposed by other operating agreements between iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.